                                  EXHIBIT 4.1

                          PURCHASE AND SALE AGREEMENT


         This agreement (this "Agreement") made and entered into this 11th day of February, 1998, by and between the parties listed on Exhibit "A" to this Agreement whose names are subscribed to a counterpart of this Agreement on or before February 20, 1998 as a Seller (such parties being referred to collectively in this Agreement as "Sellers" and each of such parties, individually, being referred to as "Seller") and EXCO Resources, Inc. (referred to in this Agreement as "Buyer"), a Texas corporation, evidences the agreement of Sellers to sell and convey to Buyer, and the agreement of Buyer to purchase and acquire from Sellers, all of Sellers' interests in the Subject Properties, as that term is defined below, upon the terms and conditions set forth below. While Aztec Holding Co. (as successor in interest to Aztec-Chittim Joint Venture, AIO Joint Venture and Aztec Petroleum Corp.) is listed on Exhibit "A" to this Agreement as an owner of undivided interests in the A.E. Chittim Lease and the Gathering Systems (items 1 and 6, respectively), it is not contemplated that Aztec Holding Co. will be a Seller under this Agreement. Buyer may, if it so chooses, contact and negotiate with the said Aztec Holding Co. separately about the purchase of all or part of such interests upon such terms as Buyer and the said Aztec Holding Co. may find mutually acceptable.

         1. Definition of the Subject Properties. The following interests, rights and properties are referred to in this Agreement collectively as the "Subject Properties":

                 (a) the oil, gas and mineral leases described on the schedule attached hereto as Exhibit "A", insofar as such leases cover the lands and depths described on Exhibit "A", such leases, insofar as they cover such land, being referred to in this Assignment collectively as the "Leases";

                 (b) all wells located on the Leases (whether producing, non-producing, shut-in, abandoned or temporarily abandoned and whether oil wells, gas wells, salt water disposal wells, injection wells or water wells), together with all of the personal property and equipment used or obtained in connection with such well or wells, including, but not limited to, all casing, pipe, tubing, rods, separators, well-head and in-hole equipment, tanks, motors, fixtures and other such personal property and equipment;

                 (c) all permits, licenses, orders, pooling or unitization orders and agreements, communitization agreements, operating agreements, exploration agreements, farmin or farmout agreements, letter agreements, processing, transportation or lease agreements, and other contracts and agreements which, and only insofar as the same cover, relate or pertain to the Leases and the wells described in (b) above; and

                 (d) all rights-of-way, easements, servitudes, surface leases, treating facilities, pipelines and gathering systems which cover, relate or pertain to the Leases and the wells described in (b) above, or which may be necessary or convenient to be used in connection therewith.

                 The Subject Properties do not include the interest of Sellers in any overriding royalty interests in, to and under the Leases which were owned by Sellers on the Effective Date.

         2. Purchase Price. The purchase price ("Purchase Price") payable to each Seller for such Seller's interest in the Subject Properties shall equal the total of the amount or amounts determined by multiplying such Seller's interest in each of the Subject Properties by the allocated value for such property as shown on Exhibit "B" to this Agreement.

         3.      Special Agreement Concerning Undeveloped Barclay Acreage.
Each Seller owning an interest in the Barclay Wells and Acreage described on Exhibit "B" to this Agreement immediately prior to the Closing of this Agreement shall retain and own an undivided 1/3rd of such interest insofar as the same covers any well drilled by Buyer upon such acreage after Closing and the proration unit established for such well under the rules and regulations of the Railroad Commission of Texas or the Drilling Unit for such well under the operating agreement relating to such acreage executed of even date herewith by Buyer, as the initial Operator, and such Seller and others, as Non-Operators, whichever is larger. Such interest shall be subject to the terms of such operating agreement. Such interest so retained by Seller shall not cover, affect or apply to any well located on such acreage on the Effective Date of the transaction contemplated by this Agreement and the proration unit for such well.

         4. Special Agreement Concerning the W/2 of Section 72. As a part of the purchase and sale transaction contemplated by this Agreement, Gypsy Production Company will, at Closing, for no additional cash consideration, assign and convey to Buyer an undivided 48.75% of the rights of Gypsy Production Company under the Farmout Agreement dated on or about December 3, 1997, between Gypsy Production Company and Lawrence S. Robinson, as amended, covering the W/2 of Section 72, A-274, Maverick County, Texas. Such interest of EXCO shall be subject to the terms and provisions of the operating agreement covering such acreage executed of even date herewith by Gypsy Production Company, as the initial Operator, and Osborne Oil Company, Buyer, Richard E. Miller, JaRo Investments, Inc., and Lawrence S. Robinson, as Non-Operators, which agreement provides, among other things, that Buyer shall be responsible for and shall pay an undivided 65% of the actual costs incurred to drill, test, complete and equip the first well drilled upon such acreage pursuant to such farmout agreement.

         5. Representations of Sellers. Each Seller, as to such Seller's interest in the Subject Properties, represents that:

                 (a) Subject to the other terms of this Agreement, including (without limitation) the special warranty of title by Seller to be contained in the Assignment, Bill of Sale and Conveyance to be delivered by Seller to Buyer at Closing, Seller represents that Seller owns the interest(s) in the Subject Properties shown on Exhibit "A" to this Agreement, free and clear of any Title Defects.

                 (b) To the best of Seller's knowledge, there are no actions, suits, charges, investigations or proceedings pending or threatened before any court or agency that would result in a loss or impairment of Seller's title to any of the Subject Properties, obstruct operation of the Subject Properties, or significantly reduce the value of the Subject Properties.

                 (c) To the best of Seller's knowledge, each of the Subject Properties is being operated in compliance with all applicable laws, rules and regulations of the Railroad Commission of Texas and any other governmental agency or authority having jurisdiction.

                 (d) To the best of Seller's knowledge, there are no agreements or circumstances which would require Buyer to deliver hydrocarbons from any of the Subject Properties at some future time without receiving full payment for such production or which would require Buyer to make payment at some time for hydrocarbons already produced and sold from such property.

                 (e) To the best of Seller's knowledge, Seller is not in default under any oil, gas and mineral lease comprising a part of the Subject Properties or any contract or agreement relating thereto, and the same are in full force and effect.

                 (f) Effective as of Closing, any gas purchase or sales agreement between Seller and any purchaser may be terminated upon no more than 30 days' written notice to such purchaser by Seller or Seller's successor in interest.

                 (g) If a working interest owner has designated Seller as its representative with respect to the marketing of gas attributable to any of the Subject Properties, that designation of representative can be canceled upon no more than 30 days' written notice by Seller or Seller's successor in interest.

         6.      Title; Adjustments to Purchase Price.

                 (a) The Purchase Price for each Seller will be calculated on the basis of such Seller owning the respective interest(s) in the Subject Properties shown on Exhibit "A" to this Agreement.

                 (b) Buyer shall, at Buyer's cost and with due diligence, make such examination of Seller's title to the Subject Properties as Buyer may elect to make. Seller will cause the Operator of each of the Subject Properties to make available at its offices for Buyer's examination (during normal business hours) and, if requested, copying (at Buyer's cost), all of such Operator's lease and title files relating to such property as presently constituted, and all title opinions, abstracts, status reports, division orders, leases, assignments, farmouts, title curative information, correspondence with mineral/royalty and working interest owners relating to the property in question, rental records and other information regarding titles, claims of title, litigation and/or threatened litigation, well files, conventional cores, environmental claims or liability, and other material information or data relating to such property. In addition, Seller shall promptly furnish Buyer a copy of all gas contracts, designations of Seller's representative or other marketing agency agreements, gas transportation and treating agreements, operating agreements and all amendments to each relating to the Subject Properties which are still in force or effect, and schedules showing the status of any "non-consent" operations and "payout" of same; the status of any gas balancing, take or pay, or other similar arrangements; and any over production/under production of allowables relating to the Subject Properties. Seller shall not be obligated to provide any title information or materials except those which may be presently contained in the files of Seller or the respective Operators of the Subject Properties.

                 (c) For the purpose of this Agreement, a "Title Defect" shall mean one (or more) of the following:

                          (i) Seller's title as to one or more of the Subject Properties is subject to an outstanding deed of trust, judgment lien, lis pendens notice, litigation, other lien, or adverse claim which will survive the Closing.

                          (ii) Seller's interest in the Subject Properties is subject to reduction because of a reversionary, back-in, net profits interest, production payment, or similar right, provision or condition which is not disclosed in the agreements described or referred to on Exhibit "A" to this Agreement that would reduce Buyer's interest or obligate Buyer to make any retroactive or future payment or expenditure to maintain such interest or avoid damages or liability; provided, however, that the existence of the operating agreements and the farmout agreements described or referred to on Exhibit "B" to this Agreement shall not be considered a Title Defect.

                 (d) At least twenty-four (24) hours prior to Closing (the "Notice Date"), Buyer will notify Seller in writing (whether by mail, personal delivery or facsimile transmission) of any Title Defect(s) which Buyer, in good faith, believes exist(s) in Seller's title to one or more of the Subject Properties including with such notice any attorney's written opinion on title expressing the objection(s) upon which such claim of Title Defect(s) is (are) based, and specifying what is required to cure the same. If Buyer does not notify Seller of any Title Defect(s) in Seller's title to the Subject Properties on or before the Notice Date, it will be deemed that Buyer has accepted Seller's title to the Subject Properties and that no Title Defect(s) exist.

                 (e) If Buyer timely delivers to Seller notice(s) of Title Defect(s), Seller (and/or Buyer) shall have until Closing (the "Cure Period") within which to cure such Title Defect(s) and furnish Buyer evidence thereof reasonably satisfactory to Buyer. If Seller (or Buyer) is unable to cure the Title Defect(s) within the Cure Period, and the parties do not agree in writing to an extension of the Cure Period, Buyer shall have the right to terminate this Agreement by giving written notice of such termination to Seller at Closing, or any extension thereof, or Buyer may waive such Title Defect(s) and close the purchase and sale transaction contemplated by this Agreement, in which event Seller will (provided the Title Defect(s) being waived arose by, through or under Seller) agree to indemnify Buyer against any loss, claim or damage actually sustained by Buyer due to such Title Defect(s).

                 (f) Seller and Buyer will mutually cooperate in attempting to cure any title Defect(s) relating to Sellers' title to the Subject Properties.

         7. Environmental Review. Buyer shall have until the Notice Date to examine, test, evaluate, and otherwise conduct an environmental investigation of the Subject Properties for actual and potential environmental damage or liability, if any. On the Notice Date, Buyer will advise Sellers of the results thereof. If the Environmental Review by Buyer reflects a material reduction in the value of the Subject Properties, Buyer shall have the option to either terminate this Agreement without penalty or waive the requirement or condition which caused such termination right to exist. Any actual or potential environmental damages, or liability shall be of such nature, extent or consequence, that under current statutes or regulations regarding such matters, any reasonable, prudent person would regard it as a material potential environmental damage or liability. Buyer may exercise such option to terminate, if applicable, at or before Closing.

         8. Closing. The purchase and sale transaction described in and contemplated by this Agreement shall take place on Thursday, February 11, 1998, at 2 p.m., Dallas, Texas time, but in any event not later than the first day of the month after the time provided herein for Sellers (and/or Buyer) to cure any Title Defects. Closing shall take place in the office of Gardere & Wynne, L.L.P., 3000 Thanksgiving Tower, 1601 Elm Street, Dallas, Texas 75201, or at such other place and time agreed upon between Buyer and Sellers. The Effective Date of the purchase and sale contemplated by this Agreement shall be at 7 a.m. on the first day of January, 1998. At Closing:

                 (a) Buyer shall deliver to each Seller the Purchase Price due such Seller by wire transfer, certified or cashier's check or other immediately available funds.

                 (b) Sellers, jointly or severally, shall concurrently deliver to Buyer (i) one or more properly executed, acknowledged Assignments, Conveyances and Bills of Sale effective to convey to Buyer the interest of Sellers in the Subject Properties and the interest described in paragraph 4 of this

                          Agreement, and (ii) the operating agreement(s) described in paragraphs 3 and 4 of this Agreement. Such instruments shall be in form mutually acceptable to Sellers and Buyer and shall contain the usual and customary provisions generally found in similar documents, including the pertinent provisions contained in this Agreement. Such Assignments, Conveyances and Bills of Sale shall be subject to this Agreement, the operating agreement(s) described in paragraphs 3 and 4 of this Agreement and the operating agreements now in effect covering the Leases.

         9. Conditions to Obligations of Buyer at Closing. The obligations of Buyer to purchase the Subject Properties under and pursuant to this Agreement is subject to the satisfaction, at or before Closing, of the following conditions:

                 (a) Compliance; Accuracy of Representations. Except as otherwise provided in this Agreement, Sellers shall have performed, satisfied, and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed, satisfied, or complied with by it on or before the Closing, and all representations and warranties of Sellers in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though they had been made on the Closing Date.

                 (b) No Orders or Lawsuits. No order, writ, injunction, or decree shall have been entered and be in effect by any court of competent jurisdiction or any Governmental Authority, and no Law shall have been promulgated or enacted and be in effect, that restrains, enjoins, or invalidates the transactions contemplated hereby. No Proceeding initiated by a third party shall be pending before any court or Governmental Authority seeking to restrain or prohibit or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement.

                 (c) No Material Adverse Change. Since the date of this Agreement, there shall not have been a Material Adverse Effect. The term "Material Adverse Effect" shall mean any circumstance, change, development, or event which has had or is reasonably expected to have a material adverse effect on the Subject Properties or the operations, revenues, or prospects with respect thereto; provided that the term

                          "Material Adverse Effect" shall not include changes in general economic, industry, or market conditions, or changes in law, environmental law, or any Governmental Authority's policy, orders, or opinions.

                 (d) Conveyance Documents. Sellers shall have duly executed and delivered to Buyer the conveyance documents described in this Agreement.

                 (e) Due Diligence. Buyer shall have satisfactorily completed its due diligence inquiries prior to the Notice Date.

                 (f) Third Party and Governmental Consents. Sellers shall have obtained all third party and governmental consents or waivers necessary to consummate the transactions contemplated by this Agreement in form and substance reasonably satisfactory to Buyer.

                 (g) Succession As Operator. Buyer shall have been selected (or assured to Buyer's satisfaction that Buyer will be selected) to be the new or successor Operator under all Operating Agreements covering all of the Subject Properties except the Chittim 16-C lease, effective January 1, 1998 at 7 a.m.

         10. Indemnities and Assumption of Liabilities. For a period of two (2) years from and after Closing, each Seller agrees to indemnify and hold Buyer harmless from all actions, damages, liabilities, claims and expenses (including reasonable attorney's fees) arising out of or relating to any act or omission by such Seller with respect to its interest in the Subject Properties occurring prior to the Effective Date, and for any liability and damages caused by Sellers' negligence or breach of this Agreement prior to Closing.

                 Buyer agrees to indemnify and hold Sellers harmless against and from all actions, damages, liabilities, claims, and expenses (including reasonable attorney's fees) arising out of or relating to the Subject Properties during the time from and after the Effective Date and for all acts or omissions occurring from and after the Effective Date, and for any liability and damages caused by Buyer's negligence or breach of this Agreement prior to Closing.

                 Each Seller, as to its interest in the Subject Properties, shall remain responsible for all claims relating to the drilling, operations, production and sale of hydrocarbons from the Subject Properties and the proper accounting and payment by such Seller to parties for their interests therein, and any retroactive payment, refunds or penalties to any party or entity relating thereto, insofar as such claims relate to occurrences and periods of time prior to the Effective Date, and such Seller shall defend, indemnify and hold Buyer harmless from all such claims. Buyer shall be responsible for all of said types of claims insofar as they relate to occurrences and periods of time from and after the Effective Date.

                 All proceeds from the sale of production actually sold and delivered by each Seller prior to the Effective Date and attributable to its interest in the Subject Properties shall belong to and be retained by such Seller, and all proceeds from the sale of production actually sold and delivered after the Effective Date attributable to the Subject Properties shall belong to and be the property of Buyer.

         11. Proration of Taxes. Ad valorem, property, production, severance, excise, and similar taxes relating to the Subject Properties shall be prorated as of the Effective Date. Sellers shall be responsible for all such items relating to the period of time prior to the Effective Date and Buyer shall be responsible for all such items occurring after the Effective Date.

         12. Further Assurances. Each party shall execute and deliver to the other such further instruments, and take such other actions reasonably necessary to carry out the intent of this Agreement. Sellers agree to execute appropriate transfer orders or letters in lieu of transfer orders effective on the Effective Date.

         13. Loss. Any loss to the wells located on the Subject Properties between the execution of this Agreement and the date of Closing, resulting from fire, lightning, storm, or other casualty or from negligence of Sellers, their operator, agents or employees, or breach of this Agreement by Sellers, shall be borne by Sellers, and if there is substantial damage to such wells, Buyer shall have the option to terminate this Agreement upon written notice to Sellers.

         14. Data Delivery. At Closing, Sellers shall deliver to Buyer their lease, title, well, Railroad Commission files, all relevant maps, and all other files, records, materials and information relating to the Subject Properties (save and except information of any interpretive nature) including, but not limited to, well logs and well records, and filings with appropriate governmental authorities.

         15. Confidentiality. All data furnished to Buyer by Sellers will be on a confidential basis. Buyer will not remove any data from Sellers' office without Sellers' permission. In the event Buyer does not acquire the Subject Properties for any reason, Buyer shall return all data so removed and all copies to Sellers.

         16. Prohibited Actions. Prior to Closing, Sellers shall not, without Buyer's prior written consent:

                 (a)      dispose of or make any changes to the Subject
                          Properties, or

                 (b) incur any liabilities, encumbrances or liens in respect to the Subject Properties which are not in the ordinary course of operations.

         17. Expenses. Each party shall pay the fees and expenses of its own counsel and accountants incurred in connection with this transaction.

         18. Brokers. Each party represents that to the best of its knowledge and belief, no outside parties have participated in the negotiation of this transaction on behalf of either party, and no firm or person shall be entitled to any finder's or broker's fee with respect to the transaction contemplated by this Agreement.

         19. Incorporation of Exhibits. All exhibits to this Agreement constitute an integral part of and are incorporated in this Agreement.

         20. Law. Texas law shall govern the rights and obligations of the parties under this Agreement.

         21.     Certain Definitional Provisions.

                 (a) The words "hereof," "herein" and "hereunder," and words of similar import, when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

                 (b) The terms defined in the singular shall have a comparable meaning when used in the plural and vice versa.

                 (c) Whenever a statement is qualified by the term "knowledge," "best knowledge," or similar term or phrase, it is intended to indicate that the person or party to whom or to which such phrase is attributed, in the exercise of good faith, is not aware of acts, omissions, or facts which would render the statement or representation being made with such "knowledge" or "best knowledge," or similar terms or phrase, untrue in any material respect.

                 (d) Pronouns denoting gender shall include the neutral pronoun "it" or the possessive case thereof and vice versa.

         22. Notices. All notices required or permitted to be given hereunder shall be in writing and shall be deemed to have been given if delivered in person or by facsimile transmission (FAX) or when deposited with the United States Postal Service registered or certified mail, return receipt requested, postage prepaid, addressed to the party to receive such notice at the address set forth below:

                 If to Seller:

                 c/o Gypsy Production Company
                 North Dallas Bank Tower, Suite 420
                 12900 Preston Road
                 Dallas, Texas 75230
                 Telephone: 972/386-6618
                 FAX: 972/239-1720

                 If to Buyer:

                 EXCO Resources, Inc.
                 Attention:_________________
                 Suite 235
                 5735 Pineland
                 Dallas, Texas 75231
                 Telephone: 214/368-2084
                 FAX: 214/368-2087

         23. Counterpart Execution and Binding Effect. This Agreement may be executed in multiple counterparts, all of which shall constitute one instrument. It is not intended, and it shall not be necessary, that all parties will sign the same counterpart of this Agreement. Subject to the other terms hereof, this Agreement shall be binding upon and shall inure to the benefit of the parties subscribing their names to a counterpart hereof, their respective heirs, successors and assigns.

\                                        SELLERS:

                                        OSBORNE OIL COMPANY


                                        By: /s/ HOMER C. OSBORNE
                                           ------------------------------------
                                        Name (Printed):  Homer C. Osborne
                                                       ------------------------
                                        Title:  President
                                              ---------------------------------
                                        Date of Signature:  February 11, 1998
                                                          ---------------------


                                        /s/ HOMER C. OSBORNE
                                        ---------------------------------------
                                        Homer C. Osborne
                                        Date of Signature:  February 11, 1998
                                                          ---------------------


                                        GYPSY PRODUCTION COMPANY



                                        By: /s/ H. W. HAYNES
                                           ------------------------------------
                                        Name (Printed): H. W. HAYNES
                                                       ------------------------
                                        Title:  President
                                              ---------------------------------
                                        Date of Signature:  February 11, 1998
                                                          ---------------------

                                        By: /s/ H. W. HAYNES
                                           ------------------------------------
                                        Howard W. Haynes, Individually
                                        Date of Signature:  February 11, 1998
                                                          ---------------------


                                        HAYNES & ASSOCIATES



                                        By: /s/ HOWARD W. HAYNES
                                           ------------------------------------
                                        Name:   Howard W. Haynes
                                              ---------------------------------
                                        Title:  President
                                              ---------------------------------
                                        Date of Signature:  February 11, 1998
                                                          ---------------------


                                        MAVERICK PARTNERS, LTD.


                                        By:  MHM OIL COMPANY, GENERAL PARTNER

                                        By:  /s/ JAY MAYS
                                           ------------------------------------
                                        Name (Printed):  Jay Mays
                                                       ------------------------
                                        Title:   Vice-President
                                              ---------------------------------
                                        Date of Signature:  February 11, 1998
                                                          ---------------------

                                       /s/ CHARLES YEAGER
                                       -----------------------------------------
                                       Charles Yeager

                                       Date: February 12, 1998
                                             -----------------------------------


                                       /s/ LEON A. GREENBLATT
                                       -----------------------------------------
                                       Leon A. Greenblatt

                                       Date: February 11, 1998
                                             -----------------------------------


                                       /s/ RICHARD A. LINDBERG
                                       -----------------------------------------
                                       Richard A. Lindberg

                                       Date: February 11, 1998
                                             -----------------------------------


                                       /s/ DONALD W. HANLEY
                                       -----------------------------------------
                                       Donald W. Hanley

                                       Date: February 11, 1998
                                             -----------------------------------


                                       /s/ MARIE CAPPARELLI
                                       -----------------------------------------
                                       Marie Capparelli, Executor of the Estate
                                       of Wallace Page

                                       Date: February 11, 1998
                                             -----------------------------------


                                       /s/ MICHAEL BUCHANAN
                                       -----------------------------------------
                                       Michael Buchanan

                                       Date: February 13, 1998
                                             -----------------------------------


                                       /s/ DAVID H. SEGREST*
                                       -----------------------------------------
                                       David H. Segrest

                                       Date: February 12, 1998
                                             -----------------------------------
                                       (* this agreement does not cover my
                                       interest in the Chittim 16-C)


                                    - 14-A -

                                                 /s/ W.R. THOMPSON
                                                 -------------------------------
                                                 W.R. Thompson

                                                 Date:   February 12, 1998
                                                      --------------------------



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                                     -14-B-

                          /s/ GENOVEVA HOOPER
                         --------------------------------------------
                         Genoveva Hooper
                         Date of Signature:  February 11, 1998
                                           --------------------------


                         /s/ RICHARD E. MILLER
                         --------------------------------------------
                         Richard E. Miller
                         Date of Signature:  February 11, 1998
                                           --------------------------


                         /s/ LAWRENCE S. ROBINSON
                         --------------------------------------------
                         Lawrence S. Robinson
                         Date of Signature:  February 11, 1998
                                           --------------------------



                         JARO INVESTMENTS, INC.

                         By:  /s/ JAMES S. ROBERTSON, JR.
                            -----------------------------------------
                         Name (Printed): James S. Robertson, Jr.
                                        -----------------------------
                         Title: Vice-President
                                -------------------------------------
                         Date of Signature: February 11, 1998
                                           --------------------------


                         BUYER:

                         EXCO RESOURCES, INC.


                         By: /s/ RICHARD E. MILLER
                            -----------------------------------------
                         Name (Printed): Richard E. Miller
                                        -----------------------------
                         Title: Secretary
                                -------------------------------------
                         Date of Signature:  February 11, 1998
                                           --------------------------

                   EXHIBIT "A" TO PURCHASE AND SALE AGREEMENT
                                    BETWEEN
                    OSBORNE OIL COMPANY, ET AL., AS SELLERS,
                                      AND
                         EXCO RESOURCES, INC., AS BUYER

                               OWNERSHIP SCHEDULE
                     (Properties in Maverick County, Texas)

1.       A E CHITTIM LEASE (CHITTIM I)

         1.1     Chittim 114-1, 116-1, 131-1 and 142-1

                 NAME OF OWNER                                                    INTEREST
                 -------------                                                    --------
                 Howard W. Haynes                                             .06984392 WI
                 Maverick Partners, Ltd.                                      .34108166 WI
                 W. R. Thompson                                               .00178753 WI
                 Osborne Oil Company                                          .18716466 WI
                 Homer C. Osborne                                             .03095837 WI
                 Gypsy Production Company                                     .11795171 WI
                 Genoveva Hooper                                              .01000000 WI
                 Charles Yeager                                               .02941127 WI
                 Aztec Holding Co.                                            .10326300 WI
                 J & B Properties                                             .01662950 WI
                 JaRo Investments, Inc.                                       .06951112 WI
                 Richard E. Miller                                            .01399006 WI
                 Lawrence S. Robinson                                         .00840720 WI
                                                                             -------------
                                                             TOTAL           1.00000000 WI

                                EXPLANATORY NOTE

         The Treatment Plant used in connection with the Subject Properties is owned in the proportions SET FORTH above.

         1.2     Chittim Non-Producing Acreage in Sections 114, 116, 131 and 142

                 NAME OF OWNER                                               INTEREST
                 -------------                                               --------
                 Osborne Oil Company                                          66 2/3%





Exhibits                             A-1

2.       CHITTIM 3, 5 and 6

         NAME OF OWNER                                                          INTEREST
         -------------                                                          --------
         T. G. Shaw Oil Co., Ltd.                                             .33333333 WI
         Osborne Oil Company                                                  .21180556 WI
         Gypsy Production Company                                             .21180556 WI
         JaRo Investments, Inc.                                               .10590278 WI
         Richard E. Miller                                                    .10590277 WI
         Lawrence S. Robinson                                                 .03125000 WI
                                                                              ------------
                                                                   TOTAL     1.00000000 WI

3.       CHITTIM 840 ACRES (OIL RIGHTS ONLY)

         NAME OF OWNER                                                          INTEREST
         -------------                                                          --------
         T.G. Shaw Oil Co., Ltd.                                              .33333333 WI
         Osborne Oil Company                                                  .05277777 WI
         Gypsy Production Company                                             .05277777 WI
         JaRo Investments, Inc.                                               .09027779 WI
         Richard E. Miller                                                    .03541667 WI
         Lawrence S. Robinson                                                 .03125000 WI
         Michael Buchanan                                                     .04166667 WI
         Richard A. Lindberg                                                  .03125000 WI
         Donald W. Hanley                                                     .03125000 WI
         Leon A. Greenblatt                                                   .25000000 WI
         David H. Segrest                                                     .05000000 WI
                                                                              ------------
                                                             TOTAL            1.0000000 WI

4.       CHITTIM 16-C

         NAME OF OWNER                                                         INTEREST
         -------------                                                         --------
         Homer C. Osborne                                                     .0625000 WI
         Howard W. Haynes                                                     .0625000 WI
         Gypsy Production Company                                             .1093750 WI
         JaRo Investments, Inc.                                               .0918750 WI
         Dwain Davis and Sharon J. Davis                                      .0750000 WI
         Richard E. Miller                                                    .0450000 WI
         David H. Segrest                                                     .0537500 WI





Exhibits                             A-2

         T. G. Shaw Oil Co., Ltd.                                              .5000000 WI
                                                                             -------------
                                                              TOTAL          1.00000000 WI

5.       BARCLAY WELLS AND ACREAGE

         NAME OF OWNER                                                         INTEREST
         -------------                                                         --------
         Howard W. Haynes                                                     .02899861 WI
         Maverick Partners, Ltd.                                              .14161423 WI
         W. R. Thompson                                                       .00074216 WI
         Osborne Oil Company                                                  .52371942 WI
         Homer C. Osborne                                                     .07774909 WI
         Gypsy Production Company                                             .13313038 WI
         Charles Yeager                                                       .01221131 WI
         Genoveva Hooper                                                      .01000000 WI
         J & B Properties                                                     .00690443 WI
         JaRo Investments, Inc.                                               .03735955 WI
         Richard E. Miller                                                    .01722165 WI
         Lawrence S. Robinson                                                 .01034917 WI
                                                                             -------------
                                                           TOTAL             1.00000000 WI

6.       GATHERING SYSTEM
                 Gas Gathering System Operated By Osborne Oil Company, Barclay and Chittim Properties, Maverick County, Texas. The ownership set forth below represents the ownership of that portion of the system acquired by Osborne Oil Company from Man-Gas Transmission Company on April 3, 1989. The remainder of such system is owned in the same proportions as the A.E. Chittim Lease (Item 1.1 above).

         NAME OF OWNER                                                         INTEREST
         -------------                                                         --------
         Howard W. Haynes                                                    0.06437233
         Maverick Partners, Ltd.                                             0.26878490
         W. R. Thompson                                                      0.00140863
         Osborne Oil Company                                                 0.15999917
         Homer C. Osborne                                                    0.10244327
         Gypsy Production Company                                            0.11030785
         Charles Yeager                                                      0.02317717





Exhibits                             A-3

         Genoveva Hooper                                                     0.00248653
         Aztec Holding Co.                                                   0.07159644
         A. I. O. Joint Venture                                              0.05588744
         Wallace C. Page                                                     0.04052814
         J&B Properties                                                      0.00319979
         JaRo Investments, Inc.                                              0.05948069
         Richard E. Miller                                                   0.01639264
         Lawrence S. Robinson                                                0.00985101
                                                                             ----------
                 TOTAL                                                       1.00000000





Exhibits                             A-4

                   EXHIBIT "B" TO PURCHASE AND SALE AGREEMENT
                                    BETWEEN
                    OSBORNE OIL COMPANY, ET AL., AS SELLERS,
                                      AND
                       EXCO RESOURCES, INC., AS PURCHASER

--------------------------------------------------------------------------------

1. Chittim I Lease. Oil, gas and mineral lease dated March 29, 1956, recorded in Volume 11, Page 358, Miscellaneous Records, Maverick County, Texas, from Norvel J. Chittim and his wife, Lieschen G. Chittim; Mary Anne Chittim Parker, joined herein pro forma by her husband, Joseph Bright Parker; Dorthea Chittim Oppenheimer, joined herein pro forma by her husband, Fred J. Oppenheimer; Tuleta Chittim Wright, joined herein pro forma by her husband, Gilbert G. Wright, Jr.; Gilbert G. Wright, III; Dela Wright White, joined herein pro forma by her husband, John H. White; Anne Wright Basse, joined herein pro forma by her husband, E.A. Basse, Jr.; Novel J. Chittim, Independent Executor and Trustee for Estate of Marstella Chittim, Deceased; Mary Louise Roswell, joined herein pro forma by her husband, Charles M. Roswell; and James M. Chittim and his wife, Thelma Neal Chittim, as Lessor, to Rycade Oil Corporation, as Lessee, insofar as such lease covers the following tracts of land out of Block 7, I&GNRR Co. Survey, Maverick County, Texas:

         1.1     Chittim 131-1.  North Half of the East Half (N/2 E/2) of
                 Section 131, Abstract No. 333, containing 159.865 acres of land, more or less, from the base of the Georgetown Formation down to the subsurface depth of 7,236 feet beneath such land.

         1.2     Chittim 114-1.  North Half of the West Half (N/2 W/2) of
                 Section 114, Abstract No. 316, containing 153.5175 acres of land, more or less, from the top of the Glen Rose Formation down to the subsurface depth of 7, 236 feet beneath such land.

         1.3     Chittim 116-1.  North Half of the East Half (N/2 E/2) of
                 Section 116, Abstract No. 318, containing 150.365 acres of land, more or less, from the top of the Glen Rose Formation down to the subsurface depth of 5,791 feet beneath such land.

         1.4     Chittim 142-1.  The South Half of the West Half (S/2 W/2) of
                 Section 142, Abstract No. 344, containing 159.905 acres of land, more or less, from the top of the Glen Rose Formation down to the subsurface depth of 5,992 feet beneath such land.

         1.5 Chittim Non-Producing Acreage in Section 114. North Half of the West Half (N/2 W/2) of Section 114, Abstract No. 316, containing 153.5178 acres of land, more or less, from the subsurface down to the top of the Glen Rose Formation.

         1.6 Chittim Non-Producing Acreage in Section 116. North Half of the East Half (N/2 E/2) of Section 116, Abstract No. 318, containing 150.365 acres of land, more or less, from the surface down to the top of the Glen Rose Formation.





Exhibits                             B-1

         1.7 Chittim Non-Producing Acreage in Section 142. South Half of the West Half (S/2 W/2) of Section 142, Abstract No. 334, containing 159.905 acres of land, more or less, from the surface down to the top of the Glen Rose Formation.

         1.8 Chittim Non-Producing Acreage in Section 131. North Half of the East Half (N/2 E/2) of Section 31, Abstract No. 333, containing 159.865 acres of land, more or less, from the base of the Georgetown Formation down to the top of the Glen Rose Formation.

         Allocated Value: $353,006.00. (Applies only to items 1.1, 1.2, 1.3 and 1.4, as a group. No value is allocated to items 1.5, 1.6, 1.7 and
         1.8. Items 1.5, 1.6, 1.7 and 1.8 are subject to an option agreement, as amended, under which Aztec Petroleum Corp. can or has acquired an undivided 1/3rd of Osborne Oil Company's interest therein.)

2. Chittim 840 Acres (Oil Rights). Oil, gas and mineral lease dated December 2, 1924, from Annie E. Chittim, et al., as Lessor, to Rycade Oil Corporation, as Lessee, recorded in Volume 6, Page 357, Miscellaneous Records, Maverick County, Texas, insofar as such lease covers the oil rights in and under 840 acres, more or less, in Maverick County, Texas being all of the following described tracts of land, less and except the 120 acres described in 3 below:

         (1)     East 320 acres of Section 115, A-317, Cert. 1878, I&GNRR Co.;

         (2)     West 320 acres of Section 116, A-318, Cert. 1879, I&GNRR Co.;

         (3)     West 160 acres of Section 129, A-331, Cert. 1892, I&GNRR Co.;
                 and

         (4)     East 160 acres of Section 130, A-322, I&GNRR Co.

         Allocated Value: $21,000.00.

3. Chittim 3, 5 and 6. Oil, gas and mineral lease dated December 2, 1924, from Annie E. Chittim, et al., as Lessor, to Rycade Oil Corporation, as Lessee, recorded in Volume 6, Page 357, Miscellaneous Records, Maverick County, Texas, insofar as such lease covers the oil and gas rights in and under the following described land in Maverick County, Texas:

                 120.0 acres, more or less, comprised of 30.0 acres out of I&GNRR Section 115, A-317, 30.0 acres out of I&GNRR Section 116, A-318, 30.0 acres out of I&GNRR Section 129, A-331, and
                 30.0 acres out of I&GNRR Section 130, A-332, Maverick County, Texas; this 120.0 acre tract being more particularly described as follows, to-wit:

                 Commencing for a tie at the common corner of aforesaid Section 115, Section 116, Section 129 and Section 130;

                 THENCE West 1143.15 feet to a point;





Exhibits                             B-2

                 THENCE South 1143.15 feet to the southwest and beginning corner of this 120.0 acre tract;

                 THENCE North 2286.3 feet to the northwest corner of this tract;

                 THENCE East 2286.3 feet to the northeast corner of this tract;

                 THENCE South 2286.3 feet to the southeast corner of this tract;

                 THENCE West 2286.3 feet to the place of beginning.

         Allocated Value: $65,655.00.

4. Chittim 16-C Lease. Oil, gas and mineral lease dated March 29, 1956, from Norvel J. Chittim, et al., as Lessor, to Rycade Oil Corporation, as Lessee, recorded in Book 11, Page 356, Miscellaneous Records, Maverick County, Texas, as amended by instrument dated October 14, 1968, recorded in Volume 19, Page 1, of such records, and the Designation of Productive Areas and Release dated July 4, 1974, recorded in Volume 28, Page 55, of such records, insofar as such lease, as so amended by such instruments, covers the T.G. Shaw No. 16-C Annie E. Chittim Well and the 80 acre tract of land described as the East Half of the Southwest Quarter (E/2 SW/4) of Survey 114, Abstract No. 316, I&GNRR Co., Block 7, Maverick County, Teas.

         Allocated Value: $258,520.00.

5. Barclay Wells and Acreage. Oil, gas and mineral lease dated September 25, 1971 from Robert Barclay, Jr., et al., as Lessor, and Humble Oil and Refining Company, as Lessee, recorded in Volume 22, Page 308, Miscellaneous Records, Maverick County, Texas, insofar as such lease, as heretofore amended, covers the oil and gas rights in and under the tracts of land in Maverick County, Texas described below, as to the respective depths set forth below with respect to such tracts:

                 Barclay 113-2. East Half (E/2) of Section No. 113, I&GNRR Survey, Abstract No. 315, and the East Half (E/2) of Section No. 107, I&GNRR Survey, Abstract No. 309, each of such tracts containing 320 acres, more or less, from the subsurface depth of 5000 feet down to and including the subsurface depth of 5596 feet beneath such tracts of land.

                 Barclay 106-1. West Half (W/2) of Section No. 106, I&GNRR Survey, Abstract No. 308, and the West Half (W/2) of Section No. 91, I&GNRR Survey, Abstract No. 293, each tract containing 320 acres, more or less, from the subsurface depth of 5000 feet down to and including the subsurface depth of 5596 feet beneath such tracts of land.

                 Barclay Section 71 Undeveloped Acreage. East Half (E/2) and North Half of the West Half (N/2 W/2) of Section No. 71, I&GNRR Survey, Abstract No. 273, from the subsurface depth of 5000 feet down to and including, but not below, the subsurface depth of 5524 feet.





Exhibits                         B-3

         Allocated Value: $269,819.00.

6. Gathering System. The gas gathering system that was being operated and used by Sellers on the Effective Date to produce and market the gas produced from the leases and lands described above.

         Allocated Value: $32,000.00.





Exhibits                         B-4